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                                                                 Exhibit 3(a)

                   RESTATED ARTICLES OF INCORPORATION, AS AMENDED
                                         OF
                                MINNTECH CORPORATION



                                     ARTICLE I.

     The name of this corporation shall be Minntech Corporation.

                                    ARTICLE II.

     The purpose and powers of this corporation shall be:

     (a)  General business purposes.

     (b) To engage in the design, production, manufacture, distribution and sale of medical devices of all types.

     (c) To take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, improve, develop, divide, and otherwise handle, deal in, and dispose of real estate, real property and any interest or right therein.

     (d) To purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description; to acquire and pay for in cash, stocks or bonds of this corporation, or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation; to acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

     (e) To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such would cause any impairment of its capital, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

     (f) To have one or more offices, within or without the State of Minnesota, to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country; and, in general, to exercise and have such other powers


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and purposes as may be reasonably incidental to or necessary for the exercise of any of the powers hereinabove specified.

     (g) To do each and all of the things aforesaid for itself, or as agent, broker, factor, consignee, associate, joint venturer, or partner of or with other persons, firms, partnerships, general or limited, associations, or corporations; and to do the same as fully and to the same extent as natural persons might or could do, including the formation or entering into joint ventures or general or limited partnerships or associations to do any of the things aforesaid and becoming and acting as a joint venturer, general or limited partner, or associate or member therein.

     (h) To serve as, act in the capacity of, and perform all duties and responsibilities impliedly and explicitly required of a general partner in general partnerships and as general partner of limited partnerships.

     (i) The objects and purposes specified in the foregoing paragraphs shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes and shall be in addition to any other powers of corporations having general business purposes under the Minnesota Business Corporation Act.

                                    ARTICLE III.

     The location and post office address of its registered office within the State of Minnesota shall be 14605 28th Avenue North, Minneapolis, Minnesota 55447.

                                    ARTICLE IV.

     The time for commencement of this corporation shall be the date on which these articles of incorporation are filed in the Office of the Secretary of State of Minnesota, and its duration shall be perpetual.

                                     ARTICLE V.

     (1) The total number of shares which the Company shall have authority to issue is twenty-five million (25,000,000) divided into twenty million (20,000,000) shares of common stock with the par value of five cents ($.05) and five million (5,000,000) shares of preferred stock with no par value.

     (2) No holder of stock of this corporation shall be entitled to any cumulative voting rights.


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     (3)  The capital stock of the corporation shall be issued in the manner, at such times, in such amounts and for such consideration, in money or property or both, as the Board of Directors may, from time to time, determine.

     (4) No holder of stock of this corporation shall have any preferential, pre-emptive or other rights of subscription to any shares of any class of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class of stock of this corporation nor any right of subscription to any part thereof.

     (5) In addition to, and not by way of limitation of, the powers granted to the Board of Directors by the statutes of the State of Minnesota, the Board of Directors shall have the authority to fix any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, sinking or purchase fund rights, time and price of redemption, time and price of liquidation, and conversion right with respect to any stock of this corporation. The Board of Directors shall further have the authority to issue shares of a class or series to holders of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     (6) The corporation may grant rights to convert any of its securities into shares of stock of any class or classes, or options to purchase or subscribe for shares of any class or classes, and may issue share purchase or subscription warrants or other evidence of such option rights, setting forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be purchased or subscribed for, and such options may be transferable or nontransferable and separable or inseparable from other shares or securities of the corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such rights or options, including the conversion basis or bases and the option price or prices at which shares may be purchased or subscribed for, and to authorize the issuance thereof.

                                    ARTICLE VI.

     The amount of stated capital with which this corporation shall begin business shall be the sum of One Thousand Dollars ($1,000.00).

                                    ARTICLE VII.

     The management of the corporation shall be vested in a Board of Directors consisting of not more than 11 nor less than 3 directors, the exact number of directors to be determined from time to time, after the 1983 Annual Meeting of Stockholders, by the Board of Directors by the affirmative vote of a majority of the entire Board. The directors shall be divided into three classes, designated Class I, Class II, Class III. Each class shall consist as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1983 Annual Meeting of Stockholders, a Board of Directors consisting of seven directors shall be elected consisting of two
Class I directors who shall be elected for a


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one-year term, two Class II directors who shall be elected for a two-year term, and three Class III directors who shall be elected for a three-year term. At each succeeding Annual Meeting of Stockholders beginning in 1984, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of director shorten the term of any incumbent director. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal for cause. Stockholders may remove a director from office only for cause. Any vacancy occurring on the Board of Directors, including any vacancy resulting from an increase in the number of directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     The vote required for any amendment to, or repeal of, all or any portion of this Article VII shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the corporation; provided, however, that if the then current or preexisting Board of Directors of this corporation shall by resolution adopted at a meeting of the Board of Directors have unanimously approved the amendment or repeal proposal and have determined to unanimously recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

                                   ARTICLE VIII.

     The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota, as now in effect or as the same may be hereafter amended.

                                    ARTICLE IX.

     When stockholder approval is required by applicable state law for any of the following transactions, the vote required for such approval shall be the affirmative vote of the holders of at least two-thirds of the outstanding shares then entitled to vote:

     (1)  Any plan of merger;

     (2)  Any plan of exchange;


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     (3)  Any sale, lease, transfer or other disposition of all or substantially all of this corporation's property and assets, including its goodwill, not in the usual course of its business;

     (4)  Any dissolution of this corporation; or

     (5)  Any amendment to, or repeal of all or any portion of this Article IX;

provided, however, that if the then current or preexisting Board of Directors of this corporation shall by resolutions adopted at a meeting of the Board of Directors have by the vote of two-thirds of the entire Board of Directors approved one of the enumerated matters (other than dissolution of this corporation or an amendment of this Article IX to alter the two-thirds dissolution vote) and shall have so determined to recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

                                     ARTICLE X.

     No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

     The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.

     If the Minnesota Statutes hereafter are amended to authorize the further eliminate or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.


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